Exhibit 5.1

__________, 2004

NetLogic Microsystems, Inc.

450 National Avenue

Mountain View, California 94043

Re:	Registration Statement on Form S-1 under the Securities Act of 1933, as amended

(File No. 333-114549)

Ladies and Gentlemen:

We have acted as counsel to NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 5,775,000 shares of common stock, par value $0.01 per share of the Company (“common stock”), and up to an additional 826,500 shares of common stock which may be offered by the Company in order to cover overallotments, if any (together, the “Shares”), pursuant to a Registration Statement on Form S-1 (as amended, the “Registration Statement”), initially filed with the Securities and Exchange Commission on April 16, 2004.

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We also have examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

This opinion is limited solely to the General Corporation Law of the State of Delaware, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when delivered and paid for by the Underwriters (as such term is defined in the Purchase Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, among the Company, certain selling stockholders and the underwriters named therein (the “Purchase Agreement”)) in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and non-assessable.

This opinion is rendered solely in connection with the registration of the Shares under the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “LEGAL MATTERS” in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

BINGHAM McCUTCHEN LLP